Filed Pursuant to Rule 424(b)(3)
Registration No. 333-225551

Amendment No. 2 dated May 22, 2020+ to PROSPECTUS SUPPLEMENT dated October 24, 2019 (To Prospectus dated October 31, 2018)

$186,348,975 ETRACS Bloomberg Commodity Index Total ReturnSM ETN Series B* due October 31, 2039

The UBS AG ETRACS Bloomberg Commodity Index Total ReturnSM ETN Series B due October 31, 2039 (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS”) that provide exposure to potential price appreciation in the Bloomberg Commodity Index Total ReturnSM (the “Index”), subject to a fee amount of 0.50% per annum (the “Fee Amount”). In addition, for any Securities it sells, UBS Securities LLC may charge purchasers a creation fee, which may vary over time at UBS’s discretion. If the creation fee is applicable, the return on your investment in the Securities will be reduced by the creation fee. The Index is designed to be a liquid and diversified benchmark for commodity investments. Investing in the Securities involves significant risks. You may lose some or all of your principal if the Index level (calculated as described herein) declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount and creation fee. The Securities do not pay any interest during their term. Instead, you will receive a cash payment at maturity, call or upon early redemption based on the performance of the Index less the Fee Amount as described herein.

The Securities do not pay interest and do not guarantee any return of your principal. You will lose some or all of your principal at maturity, early redemption or exercise by UBS of its call right if the Index level declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount and the creation fee. Any payment on the Securities at maturity or upon early redemption or exercise by UBS of its call right, is subject to the creditworthiness of UBS and is not guaranteed by any third party. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption.

The Securities are intended for sophisticated investors as part of an overall diversified portfolio and should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index. Investors should actively and continuously monitor their investments in the Securities. Although the Securities are listed on NYSE Arca, there is no guarantee that a liquid market will develop or be maintained.

General Considerations for the Securities

➢	The Securities are senior Series B unsecured debt securities issued by UBS, maturing on October 31, 2039.

➢	The initial issuance of the Securities traded on October 24, 2019 and settled on October 29, 2019.

➢	The Securities do not guarantee any return of principal and do not pay any interest during their term.

➢	The Fee Amount will diminish the value of the Securities by reducing the Redemption Amount by a rate of 0.50% per year, deducted daily over the term of the Securities.

➢

You will receive a cash payment at maturity or upon exercise by UBS of its call right with respect to the Securities equal to the Redemption Amount. The Redemption Amount is based on the Index Performance Ratio on the applicable Valuation Date, as described herein. Any such payment may be zero.

➢

You may exercise your right to early redemption with a minimum redemption amount of 50,000 Securities if you comply with the required procedures described herein. You will receive a cash payment upon early redemption equal to the Redemption Amount. The Redemption Amount is based on the Index Performance Ratio on the applicable Valuation Date, as described herein.

See “Risk Factors” beginning on page S-12 for a description of risks related to an investment in the Securities. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency in the United States, Switzerland or any other jurisdiction. An investment in the Securities carries risks that are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield, liquidity and risk profiles and will not benefit from any protection provided to deposits.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated May 22, 2020

*

UBS AG Exchange Traded Access Securities (ETRACS) issued prior to June 12, 2015 are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series A,” and UBS Switzerland AG is a co-obligor of such debt securities. The Securities offered hereby are part of a series of UBS AG debt securities entitled “Medium Term Notes, Series B” which do not benefit from the co-obligation of UBS Switzerland AG. The Securities are intended to have the same economic terms as the Series A ETRACS entitled “ETRACS linked to the Bloomberg Commodity Index Total ReturnSM due October 31, 2039” (the “Series A DJCI ETRACS”) except for the date of issuance of the Securities and the lack of a UBS Switzerland AG co-obligation.

The principal terms of the Securities are as follows:

Issuer:	UBS AG, London Branch

Series:	Medium-Term Notes, Series B*

Initial Trade Date:	October 24, 2019

Initial Settlement Date:	October 29, 2019

Initial Term:	Approximately 20 years, subject to your right to require UBS to redeem your Securities on any Redemption Date and UBS’s call right, each as described below.

Maturity Date:	October 31, 2039

No Interest Payments:	We will not pay you interest during the term of the Securities.

Stated Principal Amount:	$25.00 per Security

Index:	The return on the Securities is linked to the performance of the Bloomberg Commodity Index Total ReturnSM. The Index is composed of the prices of twenty-one exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The twenty-one commodities included in the Index for 2020 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, lean hogs, live cattle, low sulfur gas oil, natural gas, nickel, RBOB gasoline, silver, soybeans, soybean meal, soybean oil, sugar, wheat, ULS diesel and zinc. The Index is a “total return” index. The overall return on the Index is generated by two components: (i) unleveraged returns on futures contracts on the physical commodities comprising the Index and (ii) the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills. The Index is a proprietary index that is calculated by Bloomberg Index Services Limited., a subsidiary of Bloomberg L.P. (“BISL”), on behalf of UBS (as the owner of the Index). For a detailed description of the Index, see “Bloomberg Commodity Index Total ReturnSM” beginning on page S-29.

Early Redemption:	You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. UBS reserves the right from time to time to waive this minimum redemption amount in its sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. You must comply with the redemption procedures described under “Specific Terms of the Securities — Redemption Procedures” beginning on page S-47 in order to redeem your Securities.

Redemption Procedures:	To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a redemption notice to UBS by email no later than 12:00 noon (New York City time) on the Trading Day on which you elect to exercise your redemption right and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective.

UBS Call Right:	On any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its call right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call Settlement Date.

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “call right,” the third Trading Day prior to the Call Settlement Date and (iii) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” is the Trading Day that falls on October 26, 2039.

Redemption Dates:	The applicable Redemption Date means the third Trading Day following the applicable Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the applicable Redemption Date will be the next following Trading Day that is also a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date.

Trading Day:	Trading Day means a day on which (i) the value of the Index is published by Bloomberg L.P. or Reuters Group PLC (“Reuters”), (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the calculation agent in its sole discretion.

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Payment at Maturity/ Redemption Amount:	On the Maturity Date, the Redemption Date or the Call Settlement Date, as the case may be, you will receive a cash payment per Security in an amount equal to:

($25.00 × Index Performance Ratio) – Fee Amount

For purposes of calculating the Redemption Amount at maturity, call or upon early redemption, the Index Performance Ratio will be determined as of the corresponding Valuation Date or the Final Valuation Date, as the case may be.

Index Performance Ratio:	Index Ending Level Index Starting Level

Index Starting Level:	264.194, the closing level of the Index on October 28, 2009.

Index Ending Level:	The closing level of the Index on the applicable Valuation Date.

Indicative Value:	The indicative value of the Securities at any time is equal to (a) the Stated Principal Amount per Security, times (b) the Current Index Ending Level, divided by the Index Starting Level, minus (c) the Current Fee Amount. The closing indicative value of the Securities on May 20, 2020 was $11.7154.

Fee Amount:	The Securities are subject to a Fee Amount per Security equal to 0.50% per annum, which accrues on a daily basis, with the Fee Amount equal to $1.0823 on the Initial Trade Date and then increasing, on each subsequent calendar day, by an amount equal to: (0.50%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

You may lose some or all of your principal if the Index level declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

Listing:	The Securities are listed on NYSE Arca under the symbol “DJCB.” There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Intraday Indicative Value Symbol of the Securities:	DJCBIV <INDEX> (Bloomberg); ^DJCB-IV (Yahoo! Finance)

CUSIP Number:	90269A450

ISIN Number:	US90269A4500

Calculation Agent:	UBS Securities LLC

On the Initial Trade Date, we sold $25,000,000 aggregate stated principal amount of Securities (1,000,000 Securities) to UBS Securities LLC at $14.8371 (being the closing indicative value of the Series A DJCI ETRACS on October 24, 2019). After the Initial Trade Date, from time to time we may sell a portion of these Securities and issue and sell additional Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We expect to receive proceeds equal to 100% of the offering price at which the Securities are sold, less any commissions paid to UBS Securities LLC. The Securities may be sold at a price that is higher or lower than the stated Principal Amount. UBS Securities LLC may charge normal commissions in connection with the sale of the Securities and may also receive a portion of the Fee Amount. For any Securities it sells, UBS Securities LLC may charge purchasers a creation fee, which may vary over time at UBS’s discretion.

Please see “Supplemental Plan of Distribution” on page S-61 for more information.

We may use this prospectus supplement in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

PROHIBITION OF SALES TO EEA AND U.K. RETAIL INVESTORS — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPS Regulation.

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This Amendment No. 2 to the prospectus supplement dated October 24, 2019 (as amended, the “prospectus supplement”) relates to 7,453,959 securities, or $186,348,975 Stated Principal Amount of the Securities, $111,348,975 Stated Principal Amount of which we refer to as the “original securities” (which includes $36,348,975 Stated Principal Amount of Securities that have been issued to date pursuant to UBS AG’s ongoing exchange offers under a Registration Statement on Form F-4 (File No. 333-234705)) and $75,000,000 Stated Principal Amount of which we refer to as the “reopened securities.” The reopened securities will be sold from time-to-time at the prices described above. This Amendment No. 2 is also being filed for the purpose of updating “Bloomberg Commodity Index Total ReturnSM” and “Risk Factors”. Otherwise, all terms of the Securities remain as stated in the original prospectus supplement. In this prospectus supplement, the term “Securities” collectively refers to the reopened securities we are initially offering on the date of this prospectus supplement, and the original securities, unless the context otherwise requires.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series B, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated October 31, 2018 at: https://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

We have not authorized anyone to provide you with information other than the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-7
Risk Factors	S-12
Bloomberg Commodity Index Total ReturnSM	S-29
Valuation of the Securities	S-42
Specific Terms of the Securities	S-45
Use of Proceeds and Hedging	S-54
Material U.S. Federal Income Tax Consequences	S-55
Benefit Plan Investor Considerations	S-59
Supplemental Plan of Distribution	S-61
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

S-i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may suspend or cease sales of the Securities at any time, at our discretion, or resume sales of such Securities, or we may condition our acceptance of a market maker’s, other market participant’s or investor’s offer to purchase Securities on its agreeing to purchase certain exchange traded notes issued by UBS or enter into certain transactions consistent with our hedging strategy, including but not limited to swaps, OTC derivatives, listed options, or securities, any of which could materially and adversely affect the trading price and liquidity of such Securities in the secondary market. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus. We may consolidate the additional securities to form a single class with the outstanding Securities. In addition, we may suspend sales of the Securities at any time for any reason, which could affect the liquidity of the market for the Securities.

This section summarizes the following aspects of the Securities:

- What are the Securities and how do they work?

- How do you redeem your Securities?

- What are some of the risks of the Securities?

- Is this the right investment for you?

- Who calculates and publishes the Index?

- What are the tax consequences of owning the Securities?

What are the Securities and how do they work?

The Securities are senior unsecured medium-term notes issued by UBS with a return on the Securities linked to the performance of the Bloomberg Commodity Index Total ReturnSM (the “Index”) before taking into account the Fee Amount that will reduce the return and any amounts payable on the Securities.

The Index

The Index is composed of the prices of twenty-one exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The twenty-one commodities included in the Index for 2020 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, lean hogs, live cattle, low sulfur gas oil, natural gas, nickel, RBOB gasoline, silver, soybeans, soybean meal, soybean oil, sugar, wheat, ULS diesel and zinc. The Index is a “total return” index. The overall return on the Index is generated by two components: unleveraged returns on futures contracts on the physical commodities comprising the Index and the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills. The Index, which is rebalanced annually each January, is a proprietary index that AIG International Inc. developed and that BISL, on behalf of UBS (as owner of the Index), calculates. UBS Securities LLC acquired AIG Financial Product Corp.’s commodity business as of May 6, 2009, at which time UBS and Dow Jones entered into an agreement to jointly market the Index. The joint marketing agreement with Dow Jones was terminated when UBS entered into a commodity index license agreement (“CILA”) with BISL, whereby UBS (as owner of the Index) engaged BISL’s services for calculation, publication, administration and marketing of the Index, effective as of July 1, 2014. Pursuant to the CILA, BISL, on behalf of UBS (as owner of the Index), calculates the Bloomberg Commodity Index Total Return, which is based on the Bloomberg Commodity Index. As a result of BISL’s assumption of these functions, the Dow Jones-UBS Commodity IndexesSM was re-branded as the Bloomberg Commodity IndexesSM effective July 1, 2014. For a detailed description of the Index, see “Bloomberg Commodity Index Total ReturnSM” beginning on page S-29.

Coupon

We will not pay you interest during the term of the Securities.

Payment at maturity, call or upon early redemption

At maturity, call or upon early redemption, you will receive a cash payment per $25.00 Stated Principal Amount of your Securities equal to the Redemption Amount, which will be calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and based on the Index Performance Ratio.

The “Redemption Amount” will equal:

($25.00 × Index Performance Ratio) – Fee Amount

For purposes of calculating the Redemption Amount at maturity, call or upon early redemption, the Index Performance Ratio will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

The “Fee Amount” is equal to 0.50% per annum, which accrues on a daily basis, with the Fee Amount equal to $1.0823 on the Initial Trade Date and then increasing, on each subsequent calendar day, by an amount equal to: (0.50%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

The “Index Performance Ratio” will be calculated as follows:

Index Ending Level

Index Starting Level

where the “Index Starting Level” is 264.194, the closing level of the Index on October 28, 2009, and the “Index Ending Level” will equal the closing level of the Index on the applicable Valuation Date.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity, call or upon early redemption. The Securities are fully exposed to any decline in the level of the Index. You may lose all or a substantial portion of your principal if the Index level declines from the Initial Trade Date relative to the Final Valuation Date or the applicable Valuation Date, as the case may be, or if the Index does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

For a further description of how your payment at maturity, call or upon early redemption will be calculated, see “Specific Terms of the Securities — Payment at Maturity, Call or Upon Early Redemption” beginning on page S-45.

UBS’s Call Right

On any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its call right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. Upon early redemption in the event UBS exercises this right, you will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call Settlement Date. In the event UBS exercises its call right, the applicable “Valuation Date” means the third Trading Day prior to the Call Settlement Date. See also “Description of the Debt Securities We May Offer — Redemption and Repayment” in the attached prospectus.

How do you redeem your Securities?

Early redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however there can be no assurance that they can or will do so. UBS reserves the right from time to time to waive this minimum redemption amount in its sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. The applicable “Redemption Date” means the third Trading Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Redemption Procedures” beginning on page S-47.

Redemption Procedures

To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a redemption notice to UBS by email no later than 12:00 noon (New York City time) on the Trading Day on which you elect to exercise your redemption right and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective.

What are some of the risks of the Securities?

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-12.

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You may lose some or all of your principal — The Securities do not guarantee any return on your principal. The Securities are fully exposed to any decline in the level of the Index. You will lose some or all of your principal if the Index Ending Level is below the Index level at the time you purchased the Securities or if the Index Ending Level is not sufficiently above the Index level at the time you purchased the Securities to offset the cumulative effect of the Fee Amount applicable to your Securities. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Ending Level is therefore unpredictable. Commodity prices may change unpredictably, affecting the prices of the exchange-traded futures contracts comprising the Index and, consequently, the value of the Securities.

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Market risk — The return on the Securities, which may be positive or negative, is directly linked to the performance of the Index, which is based on a variety of market and economic factors, interest rates in the markets and economic, financial, political, regulatory, judicial or other events, including the outbreak of contagious or pandemic diseases, such as the recent coronavirus (COVID-19), that affect the markets generally.

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Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity, call or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities. Unlike the Series of UBS AG debt securities entitled “Medium-Term Notes, Series A”, the Securities do not benefit from any co-obligations of UBS Switzerland AG.

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Potential over-concentration in particular commodity sectors — The commodities underlying the futures contracts included in the Index are concentrated in a limited number of sectors, particularly energy and agriculture, and may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

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A trading market for the Securities may not develop — Although the Securities are listed on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate stated principal amount of the Securities set forth on the cover of this prospectus supplement. We may issue and sell additional Securities from time to time and we may suspend or cease sales of the Securities at any time, at our discretion. Therefore, the liquidity of the Securities may be limited.

➢	No interest payments from the Securities — You will not receive any interest payments on the Securities.

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Requirements upon early redemption — You must satisfy the requirements described herein for your redemption request to be considered, including the minimum redemption amount of at least 50,000 Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement. While UBS reserves the right to waive the minimum redemption amount from time to time in its sole discretion, there can be no assurance that UBS will choose to waive any redemption requirements or that any holder of the Securities will benefit from UBS’s election to do so. Therefore, the liquidity of the Securities may be limited.

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Your Redemption Election is Irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

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UBS’s Call Right — UBS may elect to redeem all outstanding Securities on any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) through and including the Maturity Date as described under “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-48. If UBS exercises its call right, the Redemption Amount payable to you may be less than your initial investment in the Securities. In addition, you may have to invest your proceeds in an investment that may have a lower rate of return than the Securities.

Is this the right investment for you?

The Securities may be a suitable investment for you if:

➢	You believe the level of the Index will increase during the term of the Securities by an amount sufficient to offset the cumulative effect of the Fee Amount.

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You are willing to hold securities that have a long-term maturity.

➢	You are willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities, in particular.

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You are willing to pay the Fee Amount and, if applicable the creation fee which are charged on the Securities and that will reduce your return (or increase your loss, as applicable) on your investment.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You do not seek current income from your investment.

➢	You are willing to hold securities that may be redeemed early by UBS, pursuant to UBS’s call right, at any time.

➢	You are not seeking an investment for which there will be an active secondary market.

The Securities may not be a suitable investment for you if:

➢

You believe that the level of the Index will decline during the term of the Securities or the level of the Index will not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You are not willing to hold securities that have a long-term maturity.

➢	You are not willing to be exposed to the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities, in particular.

➢

You are not willing to pay the Fee Amount and, if applicable the creation fee which are charged on the Securities and that will reduce your return (or increase your loss, as applicable) on your investment.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek current income from your investment.

➢	You are not willing to hold securities that may be redeemed early by UBS, pursuant to UBS’s call right, at any time.

➢	You seek an investment for which there will be an active secondary market.

Who calculates and publishes the Index?

The Index level is calculated and disseminated by BISL, on behalf of UBS (as owner of the Index), approximately every fifteen seconds (assuming the Index level has changed within such fifteen-second interval) from 10:00 p.m. to 3:20 p.m., New York City time, and a daily Index level is published at approximately 5:00 p.m., New York City time, on each Trading Day. Index information, including the Index level, is available from Bloomberg L.P. under the symbol “BCOMTR Index” and from Reuters on page “.BCOMTR”. Index levels can also be obtained from http://www.bloomberg.com/professional/product/indices. You can review the historical performance of the Index from December 31, 2001 to May 20, 2020, under the section “Bloomberg Commodity Index Total ReturnSM” beginning on page S-29. The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the Final Valuation Date or applicable Valuation Date, as the case may be.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” on page S-55.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences” on page S-55.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-55 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances if held to maturity. They are purely hypothetical and are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results and are intended solely to demonstrate the effect that daily fluctuations of the hypothetical Index levels over the term of the Securities could have on the Fee Amount as of the applicable Valuation Date (including the Final Valuation Date), and thus on the Redemption Amount payable on your Securities on any Redemption Date or at maturity, assuming other variables remain unchanged.

The information in the tables below is based on hypothetical rates of return on the Securities assuming that they are purchased when initially issued and held to the Maturity Date or the applicable Redemption Date, as the case may be. If you sell your Securities in the secondary market prior to the Maturity Date, your return will depend on the market value of your Securities at the time of sale, which may be affected by a number of other factors not reflected in the tables below, including interest rates and Index volatility. See “Risk Factors” on page S-12 for further information.

The hypothetical examples below do not take into account the effects of any applicable taxes. As a result of the U.S. tax treatment applicable to your Securities, tax liabilities could affect the after-tax rate of return on your Securities to a comparatively greater extent than the after-tax return on the commodities underlying the exchange-traded futures contracts that make up the Index.

The following examples highlight the impact of the Fee Amount, and therefore the variable amounts, if any, payable on your Securities on the Maturity Date or any Redemption Dates, as the case may be, based on the variations in Index level on each day during the term of the Securities. Because the Fee Amount will be calculated and accumulated based on a daily Index level, the amount added to the Fee Amount on a given day will depend on the daily fluctuations of the Index level from, but excluding, the Initial Trade Date to such date. For convenience of presentation, however, we have assumed that the Index level on each day within a given year is the same as the level at the year end and, therefore, daily amounts accruing on the Fee Amount on each day within a given year will be the same as the amount accruing to such Fee Amount at year end.

Since the Fee Amount reduces the amount payable at maturity, call or upon early redemption, the value of the Index must increase by the Fee Amount in order for you to receive at least the initial amount of your investment at maturity, call or upon early redemption. If the value of the Index decreases or does not increase by the amount of the Fee Amount, you will receive less than the initial amount of your investment at maturity, call or upon early redemption.

The hypothetical examples below are based on the following assumptions:

Assumptions

Offering Amount:	$25.25

Stated Principal Amount:	$25.00

Fee Amount:	0.50% per annum, which accrues daily

Index Starting Level:	250.00 (the actual Index Starting Level is 264.194, the closing level of the Index on October 28, 2009.)

Term:	Approximately 20 years with daily redemption rights

No market disruption event occurs

Hypothetical Examples

Investor holds the Securities to maturity or redeems the Securities prior to maturity

At maturity or upon early redemption (based on the Valuation Date preceding the applicable Redemption Date), investors receive a payment per Security equal to the Stated Principal Amount multiplied by the Index Performance Ratio, less the Fee Amount. The figures in these examples have been rounded for ease of analysis. The figures for year 30 are as of the Final Valuation Date.

Example 1 and Example 2 illustrate how your Securities would perform in two hypothetical circumstances where the hypothetical Index level has increased by approximately 485.98% at maturity from the Index Starting Level on an absolute basis (6.07% on an annualized basis), but in each example the fluctuations of the hypothetical Index level have taken a different course before arriving at the same Index Ending Level, which affect the Fee Amount in each case.

Example 1 — The Index closes at 1464.94 on the Final Valuation Date, a 485.98% increase from the Index Starting Level of 250.00.

Year	Index Level	Index Performance	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	250.00	1.00000	$0.00	$0.00	$25.00
1	266.11	1.06444	$0.13	$0.13	$26.48
2	290.61	1.16244	$0.15	$0.29	$28.77
3	319.11	1.27644	$0.18	$0.47	$31.44
4	339.04	1.35616	$0.21	$0.68	$33.22
5	388.18	1.55272	$0.26	$0.94	$37.88
6	240.79	0.96316	$0.18	$1.12	$22.95
7	303.52	1.21408	$0.14	$1.26	$29.09
8	368.65	1.47460	$0.21	$1.48	$35.39
9	441.45	1.76580	$0.31	$1.79	$42.35
10	468.00	1.87200	$0.40	$2.19	$44.61
11	526.24	2.10496	$0.47	$2.66	$49.97
12	622.34	2.48936	$0.62	$3.28	$58.96
13	497.17	1.98868	$0.59	$3.86	$45.85
14	673.58	2.69432	$0.62	$4.48	$62.88
15	748.80	2.99520	$0.94	$5.42	$69.46
16	833.07	3.33228	$1.16	$6.58	$76.73
17	1052.04	4.20816	$1.61	$8.20	$97.01
18	1287.42	5.14968	$2.50	$10.69	$118.05
19	1526.74	6.10696	$3.60	$14.30	$138.38
20	1464.94	5.85976	$4.05	$18.35	$128.14

Annualized Index Performance:	6.07%	Total Fee Amount:	$18.35
Annualized Return on the Security:	5.60%	Total Return on the Security (after the Fee Amount):	412.57%

Your total cash payout at maturity would be $128.14, which includes:

Stated Principal Amount × Index Performance Ratio:	$149.49
Minus the Fee Amount:	-18.35

Redemption Amount at maturity:	$128.14

Hypothetical Examples

Example 2 — The Index closes at 1464.94 on the Final Valuation Date, a 485.98% increase from the Index Starting Level of 250.00.

Year	Index Level	Index Performance	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	250.00	1.00000	$0.00	$0.00	$25.00
1	309.03	1.23612	$0.15	$0.15	$30.75
2	406.86	1.62744	$0.25	$0.40	$40.28
3	324.50	1.29800	$0.26	$0.67	$31.78
4	449.41	1.79764	$0.29	$0.95	$43.99
5	397.83	1.59132	$0.35	$1.30	$38.48
6	471.88	1.88752	$0.36	$1.67	$45.52
7	562.17	2.24868	$0.51	$2.18	$54.04
8	439.50	1.75800	$0.48	$2.65	$41.30
9	512.18	2.04872	$0.42	$3.07	$48.14
10	609.85	2.43940	$0.59	$3.66	$57.32
11	731.34	2.92536	$0.84	$4.50	$68.63
12	980.44	3.92176	$1.35	$5.85	$92.20
13	1136.83	4.54732	$2.10	$7.94	$105.74
14	1163.75	4.65500	$2.46	$10.40	$105.97
15	1348.31	5.39324	$2.86	$13.26	$121.57
16	1755.20	7.02080	$4.27	$17.53	$157.99
17	1591.58	6.36632	$5.03	$22.56	$136.60
18	1759.24	7.03696	$4.81	$27.36	$148.56
19	1779.38	7.11752	$5.29	$32.65	$145.29
20	1464.94	5.85976	$4.26	$36.91	$109.59

Annualized Index Performance:	6.07%	Total Fee Amount:	$36.91
Annualized Return on the Security:	5.05%	Total Return on the Security (after the Fee Amount):	338.34%

Your total cash payout at maturity would be $109.59, which includes:

Stated Principal Amount × Index Performance Ratio:	$146.49
Minus the Fee Amount:	-36.91

Redemption Amount at maturity:	$109.59

Hypothetical Examples

Example 3 and Example 4 illustrate how your Securities would perform in two hypothetical circumstances where the hypothetical Index level has decreased by approximately 12.44% at maturity from the Index Starting Level on an absolute basis (0.44% on an annualized basis), but in each example the fluctuations of the hypothetical Index level have taken a different course before arriving at the same Index Ending Level, which affect the Fee Amount in each case.

Example 3 — The Index closes at 218.89 on the Final Valuation Date, a 12.44% decrease from the Index Starting Level of 250.00.

Year	Index Level	Index Performance	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	250.00	1.00000	$0.00	$0.00	$25.00
1	309.36	1.23744	$0.15	$0.15	$30.78
2	312.42	1.24968	$0.19	$0.35	$30.89
3	265.49	1.06196	$0.16	$0.51	$26.04
4	271.44	1.08576	$0.14	$0.65	$26.49
5	258.45	1.03380	$0.14	$0.79	$25.06
6	211.85	0.84740	$0.11	$0.90	$20.29
7	188.61	0.75444	$0.08	$0.97	$17.89
8	142.80	0.57120	$0.05	$1.02	$13.26
9	162.78	0.65112	$0.04	$1.07	$15.21
10	178.81	0.71524	$0.05	$1.12	$16.76
11	158.43	0.63372	$0.05	$1.17	$14.67
12	199.44	0.79776	$0.06	$1.23	$18.71
13	195.18	0.78072	$0.07	$1.31	$18.21
14	208.38	0.83352	$0.08	$1.38	$19.46
15	166.46	0.66584	$0.06	$1.45	$15.20
16	206.90	0.82760	$0.06	$1.51	$19.18
17	251.19	1.00476	$0.10	$1.61	$23.51
18	228.78	0.91512	$0.11	$1.71	$21.17
19	220.94	0.88376	$0.09	$1.81	$20.29
20	218.89	0.87556	$0.09	$1.90	$19.99

Annualized Index Performance:	-0.44%	Total Fee Amount:	$1.90
Annualized Return on the Security:	-0.74%	Total Return on the Security (after the Fee Amount):	-20.02%

Your total cash payout at maturity would be $19.99, which includes:

Stated Principal Amount × Index Performance Ratio:	$21.89
Minus the Fee Amount:	-1.90

Redemption Amount at maturity:	$19.99

Hypothetical Examples

Example 4 — The Index closes at 218.89 on the Final Valuation Date, a 12.44% decrease from the Index Starting Level of 250.00.

Year	Index Level	Index Performance	Annual Fee Amount	Aggregate Fee Amount	Redemption Amount
0	250.00	1.00000	$0.00	$0.00	$25.00
1	271.86	1.08744	$0.14	$0.14	$27.05
2	219.47	0.87788	$0.12	$0.25	$21.69
3	217.88	0.87152	$0.09	$0.35	$21.44
4	322.76	1.29104	$0.14	$0.49	$31.79
5	360.26	1.44104	$0.23	$0.72	$35.31
6	348.19	1.39276	$0.25	$0.96	$33.86
7	421.87	1.68748	$0.29	$1.25	$40.94
8	445.79	1.78316	$0.37	$1.61	$42.97
9	492.65	1.97060	$0.42	$2.04	$47.23
10	414.10	1.65640	$0.39	$2.43	$38.98
11	330.38	1.32152	$0.26	$2.69	$30.35
12	343.16	1.37264	$0.21	$2.89	$31.42
13	342.40	1.36960	$0.22	$3.11	$31.13
14	388.20	1.55280	$0.24	$3.35	$35.47
15	427.38	1.70952	$0.30	$3.65	$39.08
16	398.91	1.59564	$0.31	$3.97	$35.93
17	348.57	1.39428	$0.25	$4.22	$30.64
18	314.76	1.25904	$0.19	$4.41	$27.07
19	278.99	1.11596	$0.15	$4.56	$23.34
20	218.89	0.87556	$0.10	$4.66	$17.23

Annualized Index Performance:	-0.44%	Total Fee Amount:	$4.66
Annualized Return on the Security:	-1.23%	Total Return on the Security (after the Fee Amount):	-31.09%

Your total cash payout at maturity would be $17.23, which includes:

Stated Principal Amount × Index Performance Ratio:	$21.89
Minus the Fee Amount:	-4.66

Redemption Amount at maturity:	$17.23

Risk Factors

Your investment in the Securities involves significant risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Bloomberg Commodity Index Total ReturnSM. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the price of commodities underlying the exchange-traded futures contracts that make up the Index (the “Index Commodities”), and other events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Commodities or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities are fully exposed to any decline in the level of the Index and you may lose some or all of your principal.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity, call or upon early redemption, including UBS’s exercise of its call right. We will pay you at maturity, call or upon early redemption a Redemption Amount per $25.00 Stated Principal Amount of your Securities, based on the performance of the Index and the effect of the Fee Amount. The Securities are fully exposed to any decline in the level of the Index (as measured by the Index Performance Ratio). You will lose some or all of your principal if the Index Ending Level is below the Index level at the time you purchased the Securities or if the Index Ending Level is not sufficiently above the Index level at the time you purchased the Securities to offset the cumulative effect of the Fee Amount. Furthermore, even if the Index level increases, your return on the Securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Depending on the Index level on the applicable Valuation Date, you could lose a substantial portion and possibly all of your principal. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Ending Level is therefore unpredictable. See “Specific Terms of the Securities” beginning on page S-45.

The Fee Amount will reduce your participation in the performance of the Index.

The Fee Amount will diminish the value of the Securities by reducing the Redemption Amount by a rate of 0.50% per year, deducted daily over the term of the Securities as described under “Specific Terms of the Securities — Fee Amount.” Any return on your Securities includes the negative effect of the Fee Amount. As a result, if the value of the Index decreases or does not increase sufficiently so as to offset the effect of the Fee Amount on the Redemption Amount, you will receive less than your principal at maturity, call or upon early redemption. To demonstrate the effect of the Fee Amount on the Redemption Amount that would be payable to you at maturity, please review the hypothetical calculations and examples in “Hypothetical Examples” beginning on page S-7.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date, unless we elect to waive the minimum redemption amount in our sole discretion, on a case-by-case basis, or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement. You should not assume you will be entitled to the benefit of any such waiver of the minimum redemption amount.

Risk Factors

You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption” on page S-46 for more information.

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on any Trading Day and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Valuation Date is the first Trading Day following the date on which such notice and confirmation are received by us. You will not know the Redemption Amount until after the Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Trading Day following the Valuation Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us redeem your Securities, and prior to the relevant Redemption Date.

Owning the Securities is not the same as owning the Index Commodities or a security directly linked to the performance of the Index.

The return on your Securities will not reflect the return you would have realized if you had actually owned the Index Commodities or a security directly linked to the performance of the Index, and held such investment for a similar period. Any return on your Securities includes the negative effect of the Fee Amount, which is a cost the Index Commodities do not have. Furthermore, if the level of the Index increases during the term of the Securities, the market value of the Securities may not increase by the same amount or may even decline due to the Fee Amount, any lack of liquidity, the actual or perceived credit of UBS and other potential factors. The IRS could possibly assert, however, that you should be treated as owning such Index Commodities for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences — Alternative Treatments” beginning on page S-56.”

The market value of the Securities may be influenced by many unpredictable factors, including volatile commodities prices.

The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity (or the relevant Valuation Date if the Securities are subject to call or early redemption). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index) and of options or other financial instruments relating to the Index;

Risk Factors

➢	the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities;

➢	the time remaining to the maturity of the Securities;

➢

supply and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker or additional issuances of the Securities and any suspensions or limits on such activity;

➢	the Fee Amount;

➢	interest rates;

➢

economic, financial, political, regulatory, geographical, agricultural, judicial or other events (including domestic or global health events, including the outbreak of contagious or pandemic diseases, such as the recent coronavirus disease (COVID-19)) that affect the level of the Index or the market price of the Index Commodities or the exchange-traded futures contracts comprising the Index, or that affect commodities and futures markets generally; and

➢	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to slow or suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value of the Securities. Before trading in the secondary market, you should compare the intraday indicative value of the Securities with the then-prevailing trading price of the Securities. Furthermore, unless UBS indicates otherwise, if UBS were to suspend selling additional Securities, it would reserve the right to resume selling additional securities at any time, which might result in the reduction or elimination of any premium in the market price over the intraday indicative value.

Conversely, suspension of additional issuances of the Securities can also result in a significant reduction in the number of outstanding Securities if investors subsequently exercise their early redemption right. If the total number of outstanding Securities has fallen to a level that is close to or below the minimum redemption amount, you may not be able to purchase enough Securities to meet the minimum size requirement in order to exercise your early redemption right. The unavailability of the early redemption right could result in the Securities trading in the secondary market at discounted prices below the intraday indicative value. Having to sell your Securities at a discounted market price below the intraday indicative value of the Securities could lead to significant losses or the loss of your entire investment. Prior to making an investment in the Securities, you should take into account whether or not the market price is tracking the intraday indicative value of the Securities. However, even if the market price of the Securities is tracking the intraday indicative value of the Securities, there is no guarantee that it will continue to do so in the future.

Higher future prices of the Index Commodities relative to their current prices may decrease the Redemption Amount.

The Index is comprised of futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally

Risk Factors

specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in December. This process is referred to as “rolling.” If the market for these contracts is in “backwardation,” which means the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield,” and the change in price that contracts experience while they are components of the Index is sometimes referred to as a “spot return.” An investor in the Index cannot receive either the roll yield or the spot return separately.

The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the value of the Index. Because of the potential effects of negative roll yields, it is possible for the value of the Index to decrease significantly over time even when the near-term or spot prices of underlying commodities are stable or increasing. It is also possible, when near-term or spot prices of the underlying commodities are decreasing, for the value of the Index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation.

Certain of the commodities included in the Index, such as gold, have historically traded in contango markets, and the Index has experienced periods in which many of the commodities in the Index are in contango. Although certain of the contracts included in the Index have historically experienced periods of backwardation, it is possible that such backwardation will not be experienced in the future.

Commodity prices may change unpredictably, affecting the Index and the level of the Index and the value of your Securities in unforeseeable ways.

Trading in futures contracts associated with the Index Commodities is speculative and can be extremely volatile. Market prices of the Index Commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of future contracts in respect of the relevant commodity. These factors may affect the level of the Index and the value of your Securities in varying ways, and different factors may cause the value of the Index Commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity, call, or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Risk Factors

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. Any decline in our credit rating is likely to adversely affect the market value of the Securities, However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities, and in addition, a deterioration in our credit ratings may have a negative effect on the market value of the Securities.

UBS AG’s results of operations and financial condition have been, and will likely continue to be, adversely affected by the COVID-19 pandemic.

The spread of the coronavirus disease (COVID-19) pandemic and the governmental measures taken to contain the pandemic have significantly adversely affected, and will likely continue to adversely affect, global economic conditions, resulting in meaningful contraction in the global economy, substantial volatility in the financial markets, increased unemployment, increased credit and counterparty risk, and operational challenges such as the temporary closures of businesses, sheltering-in-place directives and increased remote work protocols. Governments and central banks around the world have reacted to the economic crisis caused by the pandemic by implementing stimulus and liquidity programs and cutting interest rates, though it is unclear whether these or future actions will be successful in countering the economic disruption. If the pandemic is prolonged or the actions of governments and central banks are unsuccessful, the adverse impact on the global economy will deepen, and our results of operations and financial condition in future quarters will be adversely affected.

As of May 2020, the COVID-19 pandemic has affected all of UBS AG’s businesses, and these effects will likely be greater in future quarters if adverse conditions persist. These effects have included declines in asset prices, significantly increased volatility, lower or negative interest rates, widening of credit spreads and credit deterioration. These effects have resulted in decreases in the valuation of loans and commitments, an increase in the allowance for credit losses, lower valuations of certain classes of trading assets, and reduced net interest income due to lower interest rates. While these effects were offset by high levels of client trading activity in the first quarter of 2020, this level of activity may not persist in future quarters.

Should these global market conditions be prolonged or worsen, or the pandemic lead to additional market disruptions, UBS AG may experience reduced client activity and demand for its products and services, increased utilization of lending commitments, more client defaults, higher credit and valuation losses in our loan portfolios, loan commitments and other assets, and impairments of other financial assets. In addition, the sharp decline in interest rates will further decrease net interest margins. A decline in invested assets will also reduce recurring fee income in the Global Wealth Management and Asset Management businesses. These factors and other consequences of the COVID-19 pandemic may negatively affect UBS AG’s financial condition, including possible constraints on capital and liquidity, as well as a higher cost of capital, and possible changes or downgrades to our credit ratings

Although UBS AG has moved a substantial portion of its workforce to work-from-home solutions, including client-facing and trading staff, if significant portions of its workforce, including key personnel, are unable to work effectively because of illness, government actions, or other restrictions in connection with the pandemic, the adverse effects of the pandemic on its businesses could be exacerbated. In addition, with most of its staff working from outside the offices, UBS AG faces new challenges and operational risks, including maintenance of supervisory and surveillance controls, as well as increased

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fraud and data security risks. While UBS AG has taken measures to manage these risks, such measures have never been tested on the scale or duration that UBS AG is currently experiencing, and there is risk that these measures will not be effective in the current unprecedented operating environment.

The extent to which the pandemic, and the related economic distress, affect UBS AG’s businesses, results of operations and financial condition, as well as its regulatory capital and liquidity ratios, will depend on future developments that are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and any recovery period, future actions taken by governmental authorities, central banks and other third parties in response to the pandemic, and the effects on UBS AG’s customers, counterparties, employees and third-party service providers.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” and do not benefit from the co-obligation of UBS Switzerland AG.

UBS AG Exchange Traded Access Securities (E-TRACS) issued prior to June 12, 2015 are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series A”. UBS Switzerland AG is a co-obligor of such debt securities. However, the Securities are part of a separate series of UBS AG debt securities entitled “Medium-Term Notes, Series B”, and were issued after June 12, 2015. As a result, UBS Switzerland AG is not a co-obligor of the Securities and has no liability with respect to the Securities. If UBS AG fails to perform and observe every covenant of the indenture to be performed or observed by UBS AG with respect to the Securities, holders of the Securities will have recourse only against UBS AG, and not against UBS Switzerland AG.

You will not receive interest payments on the Securities or have rights in the exchange-traded futures contracts on the Index Commodities.

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that holders of the underlying exchange-traded futures contracts on the Index Commodities may have. The Redemption Amount will be paid in U.S. dollars, and you will have no right to receive delivery of any Index Commodities.

The liquidity of the market for the Securities may vary materially over time and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we sold a portion of the Securities on the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals and we may issue and sell additional Securities from time to time. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend, slow or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. There may not be sufficient liquidity to enable you to sell your Securities readily, and you may suffer substantial losses and/or sell your Securities at prices substantially less than the issue price, including being unable to sell them at all or only for a price of zero in the secondary market. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) through and including the Maturity Date (the “Call Settlement Date”), we may elect to redeem all, but not less than all, issued and outstanding Securities.

Risk Factors

We may issue and sell additional Securities at any time but we are under no obligation to do so, and we may limit or restrict such sales, and we may stop and subsequently resume selling additional Securities at any time. Any of these actions could materially and adversely affect the trading price and liquidity of the Securities in the secondary market.

In our sole discretion, we may decide to issue and sell additional Securities from time to time at a price that is higher or lower than the Stated Principal Amount, based on the intraday indicative value of the Securities at that time. The price of the Securities in any subsequent sale may differ substantially (higher or lower) from the price paid in connection with any other issuance of such Securities. Sales of the Securities will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Additionally, any Securities held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the Securities. However, we are under no obligation to issue or sell additional Securities at any time, and if we do sell additional Securities, we may limit or restrict such sales, and we may stop and subsequently resume selling additional Securities at any time. Any of these actions may impact supply and demand for the securities and could materially and adversely affect the trading price and liquidity of such Securities in the secondary market. As a result, if you buy or sell your Securities in the secondary market, the price that you pay or receive may be higher or lower if we had decided to issue or sell additional Securities or not limit, restrict, suspend or stop such sales from inventory at that time. Furthermore, unless we indicate otherwise, if we suspend selling additional Securities, we reserve the right to resume selling additional Securities at any time, which might result in the reduction or elimination of any premium in the trading price.

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the Redemption Amount.

The Index is overseen and managed by BISL by index managers operating within the Product, Risk and Operations Committee governance body under the oversight of the BOC (defined below) oversight function. BISL has a significant degree of discretion regarding the composition and methodology of the Index, including additions, deletions and the weightings of the Index Commodities, all of which could affect the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. BISL does not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Securities, into consideration when re-weighting or making any other changes to the Index.

Furthermore, the annual composition of the Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Index for the following year. However, not every discrepancy may be discovered.

The amount payable on the Securities and their market value could also be affected if the calculation of the Index is discontinued or suspended, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Starting Level or the Index Ending Level are not available because of a market disruption event or for any other reason, the calculation agent — which will initially be UBS Securities LLC, an affiliate of UBS — will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Index Ending

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Level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

The Securities are not regulated by the CFTC.

Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC interests in as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Securities do not constitute investments by you or UBS on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant.” UBS is not registered with the CFTC as a “futures commission merchant” and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.

Difference between the Securities and Bank Deposits

An investment in the Securities may give rise to higher yields than a bank deposit placed with UBS or with any other investment firm in the UBS Group (a “UBS Bank Deposit”). However, an investment in the Securities carries risks which are very different from the risk profile of a UBS Bank Deposit. The Securities are expected to have greater liquidity than a UBS Bank Deposit since UBS Bank Deposits are generally not transferable. However, the Securities may have no established trading market when issued, and one may never develop. Investments in the Securities do not benefit from the protection provided pursuant to Directive 2014/49/EU of the European Parliament and of the Council of the European Union on deposit guarantee schemes or any national implementing measure implementing this Directive in any jurisdiction. Therefore, if we become insolvent or default on our obligations, investors investing in such Securities in the worst case scenario could lose their entire investment. Further, if UBS experiences financial difficulties, the Swiss Financial Market Supervisory Authority has the power to open resolution or liquidation proceedings or impose protective measures in relation to UBS Group AG, UBS AG or UBS Switzerland AG, and holders of the Securities may be subject to write-down or conversion into equity on any application of the general bail-in tool and non-viability loss absorption, which may result in such holders losing some or all of their investment.

Legal and regulatory changes could adversely affect the return on and value of your Securities.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and over-the-counter (“OTC”) derivative markets, has resulted in the adoption by the CFTC of a regulatory regime with respect to OTC derivatives and additional regulation with respect to futures. The CFTC has also proposed, but not yet adopted, regulations limiting the size of positions in futures, options and OTC derivatives on physical commodities that can be held by market participants. It is anticipated that these regulations will be adopted at some point in the future, although the timing remains uncertain. While the impact of these rules cannot yet be determined, these limits will likely restrict the ability of certain market participants to participate in the futures and swap markets and markets for other OTC derivatives on physical

Risk Factors

commodities to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. This in turn could result in greater volatility and uncertainty in the markets for the futures contracts comprising the Index and could adversely affect the value of the Securities.

Other Dodd-Frank related legislative and regulatory changes that are currently effective have increased the level of regulation of markets and market participants and, therefore, the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses and it is anticipated that other types of derivatives will become subject to these requirements. In particular, swaps on physical commodities, including those that underlie the futures contracts comprising the Index, may at some point become subject to the execution and clearing requirements under Dodd-Frank, which could adversely affect market liquidity and pricing in the related futures markets. In addition, swap dealers are required to be registered and are subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. These consequences could affect the level of the Index, which could in turn adversely affect the return on and value of the Securities.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities are listed on NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. No assurance can be given that a secondary market will exist, however if an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price and you may suffer significant losses.

Historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, call or upon early redemption, may bear little relation to the historical performance of the Index. The trading prices of exchange-traded futures contracts on the Index Commodities will determine the level of the Index on any given Valuation Date or the Final Valuation Date. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Changes in the U.S. Treasury Bill rate of interest may affect the level of the Index and value of your Securities.

Because the value of the Index is linked, in part, to the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills, changes in the U.S. Treasury Bill rate of interest may affect the amount payable on your Securities at maturity, call or upon early redemption and, therefore, the market value of your Securities. Assuming the trading prices of the Index components remain constant, an increase in the U.S. Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of your securities. A decrease in the U.S. Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of your Securities.

Risk Factors

Trading and other transactions by UBS or its affiliates in Index Commodities, futures, options, exchange-traded funds or other derivative products on Index Commodities or the Index, may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-54, UBS or its affiliates may hedge their obligations under the Securities by purchasing Index Commodities, futures or options on Index Commodities or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities or the Index, and they may adjust these hedges by, among other things, purchasing or selling Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in Index Commodities and other investments relating to Index Commodities or the Index on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Commodities or of the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither UBS nor its affiliates has any obligation to take the needs of the buyer, seller or holder of the Securities into consideration at any time.

Any of these activities could adversely affect the level of the Index and, therefore, the market price of the Securities. Furthermore, any of these activities, if occurring on any Valuation Date, could adversely affect the payment at maturity, call or upon early redemption.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates have published research or other opinions that calls into question a passive investment in commodities and opines that commodities may not provide an effective inflation hedge or portfolio diversification benefits relative to other investments. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are linked to an Index that is intended to passively track the prices of a basket of commodities. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

Our offering of the Securities does not constitute a recommendation of the Index or the Index Commodities.

You should not take our offering of the Securities as an expression of our views about how the Index to which the Securities are linked will perform in the future or as a recommendation to invest in the Index

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or the Index Commodities, including through an investment in the Securities. As we are part of a global financial institution, our affiliates may have, and often do have, positions (including short positions) that conflict with an investment in the Securities, including positions in commodities included in the Index. You should undertake an independent determination of whether an investment in the Securities is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

The business activities of UBS or its affiliates may create conflicts of interest.

We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent. As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Commodities that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

UBS’s interest in the Index may conflict with your interest as a holder of the Securities.

The Index is a proprietary index owned by UBS Securities LLC. In 2014, UBS entered into a commodity index license agreement (“CILA”) with BISL. Pursuant to the CILA, BISL, on behalf of UBS, calculates the Bloomberg Commodity Index Total Return, which is based on the Index. In certain circumstances, UBS has the right to terminate the CILA and to assume responsibility for calculation, publication, administration and marketing of the Index. In addition, UBS has certain consultation rights in the event that material changes to the Index methodology are proposed. See “Bloomberg Commodity Index Total ReturnSM on page S-29. UBS, as issuer of the Securities, may have a conflict of interest in the event that it assumes responsibility for calculation, publication, administration and marketing of the Index, or is consulted in connection with material changes to the Index methodology.

An Index Commodity may be replaced upon the occurrence of certain events.

A futures exchange may replace or delist a futures contract included in the Index. Procedures have been established to address such events, which may include, among other things, a market disruption event (as it pertains to the Index) or the replacement or delisting of a commodity contract. There can be no assurance, however, that a market disruption event (as it pertains to the Index), the replacement or delisting of a commodity contract, or any other force majeure event, will not have an adverse or distortive effect on the value of the Index or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the Securities.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity, call, or upon early redemption. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities — Role of Calculation Agent” on page S-52.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Index Commodities or the Index has occurred or is continuing on the day when the calculation agent will determine the Index Ending Level. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

Risk Factors

The calculation agent can postpone the determination of the Index Ending Level and thus the applicable Redemption Date, the Call Settlement Date or the Maturity Date if a market disruption event occurs on the applicable Valuation Date or the Final Valuation Date.

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the applicable Valuation Date or the Final Valuation Date. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first Trading Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the applicable Valuation Date or the Final Valuation Date for the Securities be postponed by more than five Trading Days. As a result, the applicable Redemption Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than five Trading Days. If the applicable Valuation Date or the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the applicable Valuation Date or the Final Valuation Date. If a market disruption event is occurring on the last possible applicable Valuation Date or the Final Valuation Date the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event” on page S-48.

Suspension or disruptions of market trading in commodities and related futures markets may adversely affect the value of your Securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single Trading Day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities.

The Index may in the future include contracts that are not traded on regulated futures exchanges.

The Index is currently comprised exclusively of regulated futures contracts. As described below, however, contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. The Index may in the future include over-the-counter contracts traded on trading facilities that are subject to lesser degrees of regulation or, in some cases no substantive regulation. As a result, trading in such contracts and the manner in which prices and volumes are reported by the relevant trading facilities may not be subject to the provisions of and the protections afforded by the U.S. Commodity Exchange Act or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. Furthermore, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading contracts on such facilities and the inclusion of such contracts in the Index may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Risk Factors

The Index will include futures contracts on foreign exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to U.S. markets.

The Index will include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include varying exchange rates, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums, and political or diplomatic events.

It will also likely be more costly and difficult for BISL to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Index.

The London Metal Exchange’s use of or omission to use price controls may result in limited appreciation but unlimited depreciation in the price of the relevant Index Commodities and, therefore, the value of your Securities.

The London Metal Exchange (the “LME”) has no daily price fluctuation limits to restrict the extent of daily fluctuations in the prices of contracts traded on the LME, including the Index Commodities that are traded on the LME. In a declining market, therefore, it is possible that prices for one or more contracts traded on the LME, including the Index Commodities that are traded on the LME, would continue to decline without limitation within a trading day or over a period of trading days. A steep decline in the price of an Index Commodity could have a significant adverse impact on the value of the Index and, therefore, the value of your Securities.

Moreover, the LME has discretion to impose “backwardation limits” by permitting short sellers who are unable to effect delivery of an underlying commodity and/or borrow such commodity at a price per day that is no greater than the backwardation limit to defer their delivery obligations by paying a penalty in the amount of the backwardation limit to buyers for whom delivery was deferred. Backwardation limits tend to either constrain appreciation or cause depreciation of the prices of futures contracts expiring in near delivery months. For example, in August 2006, in response to a drop in nickel stocks to historically low levels, the LME imposed a backwardation limit on nickel of $300 per tonne per day, which limit was subsequently lifted on November 11, 2006. Similar impositions of backwardation limits in the future could adversely affect the value of the Index and, therefore, the value of your Securities.

Contracts traded on the LME are exposed to concentration risks beyond those characteristic of futures contracts on U.S. futures exchanges.

Futures contracts traded on U.S. futures exchanges generally call for delivery of the physical commodities to which such contracts relate in stated delivery months. In contrast, contracts traded on the LME may call for delivery on a daily, weekly or monthly basis. In the case of the nickel futures contract that is one of the Index Commodities, delivery may be, from the date of the contract, daily in the first three months, weekly in the following three months (i.e., up to the sixth month forward), and monthly in the 21 months thereafter (i.e., up to the 27th month forward). As a result, there may be a greater risk of a concentration of positions in contracts trading on the LME on particular delivery dates than for futures contracts traded on U.S. futures exchanges, since, for example, contracts calling for delivery on a daily, weekly or monthly basis could call for delivery on the same or approximately the same date. Such a concentration of positions, in turn, could cause temporary aberrations in the prices of contracts traded

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on the LME for delivery dates to which such positions relate. To the extent such aberrations are in evidence on a given valuation date with respect to the price of an Index Commodity, they could adversely affect the value of the Index and, therefore, the value of your Securities.

Prolonged decline in value in energy oriented materials would have a negative impact on the level of the Index and the value of your Securities.

As of the January 2020 target weights, approximately 28% of the component commodities on the Index are energy oriented, including approximately 15% in crude oil. Accordingly, a decline in value in such raw materials would adversely affect the level of the Index and the value of your Securities. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing energy contracts in the Index or to broaden the Index to account for such developments, the level of the Index and the value of your Securities could decline.

Data sourcing, calculation and concentration risks associated with the Index may adversely affect the market price of the Securities.

Because the Securities are linked to the Index, which is composed of contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the composition of the Index is recalculated annually relying on historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Index for the following year. Additionally, BISL and UBS (as owner of the Index) may not discover every discrepancy.

Furthermore, the weightings for the Index are determined by BISL, which has a significant degree of discretion with respect to the Index. This discretion would permit, among other things, changes to the composition of the Index or changes to the manner or timing of the publication of the values of the Index at any time during the year if BISL deemed the changes necessary in light of factors that include, but are not limited to: (i) changes in liquidity of the underlying futures contracts that are included in the Index or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the Index. In particular, without limitation, UBS’s (as owner of the Index) and BISL’s access to and rights to use data in connection with calculating, publishing and licensing the Index remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of such data reserve the right to revise the terms and conditions of access and use of their data upon notice to UBS (as owner of the Index) and BISL. BISL reserves the right to modify the composition of the Index on an as-needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on the Index.

BISL has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index.

BISL may be required to replace a Designated Contract if the existing futures contract is terminated or replaced.

A futures contract known as a “Designated Contract,” as defined under “Bloomberg Commodity Index Total ReturnSM — Composition of the Bloomberg Commodity Index,” has been selected as the reference

Risk Factors

contract for the physical commodity underlying the Bloomberg Commodity Index component. Data concerning this Designated Contract will be used to calculate each Index that includes that Bloomberg Commodity Index component. If a Designated Contract were to be terminated or replaced in accordance with the rules set forth in the Bloomberg Commodity Index Methodology, a comparable futures contract would be selected, if available, to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of any Index in which the relevant Bloomberg Commodity Index component is included.

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, the intraday and daily calculations of the Index level may be adjusted in the event that the calculation agent determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on an exchange, a Trading Day on which the exchange is not open for trading. Any such index calculation disruption events may have an adverse impact on the level of the Index or the manner in which it is calculated. See “Specific Terms of the Securities — Market Disruption Event” on page S-48.

We reserve the right from time to time to waive the minimum redemption amount in our sole discretion and on a case-by-case basis. However, there can be no assurance that we will choose to do so, that we will do so for any particular holder, or that any holder will benefit from our exercise of such right. You should not assume that you will be entitled to the benefit of any such waiver.

As described under “Specific Terms of the Securities — Early Redemption” and “Specific Terms of the Securities — Redemption Procedures” on pages S-46 and S-47, respectively, the right of holders of the Securities to elect to require us to redeem their Securities is subject to a minimum redemption amount of at least 50,000 Securities. However, we reserve the right from time to time to waive the minimum redemption amount in our sole discretion on a case-by-case basis. However, there can be no assurance that we will choose to waive the minimum redemption amount requirement or that any holder of the Securities will benefit from our election to do so. You should not assume that you will be entitled to the benefit of any such waiver.

We will be under no obligation to exercise the rights described above, or to make any announcement regarding any decision by us to exercise such rights. As a result, when considering making an investment in the Securities, you should assume that we will not choose to exercise any of the rights described above, or that if we do exercise such rights, we will choose not to do so with respect to any redemption requests that you submit. Instead, you should assume that, with respect to the early redemption of your Securities, all requirements and procedures that are described in this prospectus supplement, including the minimum 50,000 Securities redemption amount, will apply at all times.

UBS may redeem the Securities prior to the Maturity Date.

UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than ten calendar days’ notice on any Trading Day. If UBS elects to redeem your Securities pursuant to its call right, the payment you receive may be less than the payment you would have otherwise been entitled to

Risk Factors

at maturity, and you may not be able to reinvest any amounts received on the Call Settlement Date at comparable terms or returns. In addition you may have to invest your proceeds in a lower-return investment.

UBS’s right to redeem the Securities may also adversely impact your ability to sell your Securities, and/or the price at which you may be able to sell your Securities, following delivery of a redemption notice by UBS.

If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’s assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Securities) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of the UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital, second, all other claims not excluded by law from a debt-to-equity swap (other than deposits), and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’s obligations under the Securities. Consequently, holders of Securities may lose all of some of their investment in the Securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the

Risk Factors

suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of owning the Securities?” in the summary section on page S-6, “Material U.S. Federal Income Tax Consequences” on page S-55, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Furthermore, members of Congress have periodically made proposals to reform or otherwise modify the U.S. federal income tax treatment of financial instruments such as the Securities. For example, in 2017, legislation was proposed that, if enacted, would generally require U.S. holders of instruments such as the Securities to annually recognize gain or loss with respect to such instruments on a “mark-to-market” basis and to treat any such gain or loss as ordinary income or loss. It is not possible to predict whether any such legislation will be enacted in the future, or whether any such legislation would affect the tax treatment of your Securities.

Bloomberg Commodity Index Total ReturnSM

The following is a description of the Bloomberg Commodity Index Total ReturnSM (the “Bloomberg Commodity Index”), including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources and (ii) the Bloomberg Commodity IndexSM Methodology (a document that is considered proprietary to BISL and UBS (as owner of the Bloomberg Commodity Index) and is available at http://www.bloomberg.com/professional/product/indices). Such information reflects the policies of, and is subject to change by, BISL and UBS (as owner of the Bloomberg Commodity Index). We accept responsibility as to the correct reproduction of the information in (ii) above. UBS has not independently verified information from publicly available sources described above in clause (i). You, as an investor in the Securities, should make your own investigation into the Bloomberg Commodity Index and BISL. BISL is not involved in the offer of the Securities in any way and has no obligation to consider your interests as a holder of the Securities. However, affiliates of UBS are involved in the public offering and sale of the Securities and may be engaged in secondary market making transactions in the Securities. BISL has no obligation to continue to publish the Bloomberg Commodity Index, and may discontinue publication of the Bloomberg Commodity Index at any time in its sole discretion.

The Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Bloomberg Commodity Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, and cleared through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may

Bloomberg Commodity Index Total ReturnSM

elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Bloomberg Commodity Index has been comprised exclusively of futures contracts traded on regulated exchanges.

Overview

UBS Securities LLC acquired AIG Financial Product Corp.’s commodity business as of May 6, 2009, at which time UBS and Dow Jones entered into an agreement to jointly market the Index. The joint marketing agreement with Dow Jones was terminated when UBS (as owner of the Bloomberg Commodity Index) entered into a commodity index license agreement (“CILA”) with BISL, whereby UBS (as owner of the Bloomberg Commodity Index) has engaged BISL’s services for calculation, publication, administration and marketing of the Index, effective as of July 1, 2014. Pursuant to the CILA, BISL, on behalf of UBS (as owner of the Bloomberg Commodity Index), calculates the Bloomberg Commodity Index Total Return, which is based on the Bloomberg Commodity Index. As a result of BISLs assumption of these functions, the Dow Jones-UBS Commodity IndexesSM were re-branded as the Bloomberg Commodity IndexesSM effective July 1, 2014.

The Bloomberg Commodity Index was introduced in July 1998 to provide a highly liquid and diversified benchmark for commodity investments. The Bloomberg Commodity Index currently is composed of the prices of twenty-one exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, see “— The Commodity Futures Markets” above. The twenty-one commodities included in the Bloomberg Commodity Index for 2020 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, lean hogs, live cattle, low sulfur gas oil, natural gas, nickel, RBOB gasoline, silver, soybeans, soybean meal, soybean oil, sugar, wheat, ULS diesel and zinc.

The Bloomberg Commodity Index is a proprietary index that is calculated by BISL on behalf of UBS (as owner of the Bloomberg Commodity Index). The methodology for determining the composition and weighting of the Bloomberg Commodity Index and for calculating its value is subject to modification by BISL. Material changes or amendments are subject to approval by the PROC (defined below), in consultation, if practicable, with UBS (as owner of the Bloomberg Commodity Index), except during periods of extraordinary circumstances, such as during a market emergency. Questions and issues relating to the application and interpretation of terms contained in the methodology generally and calculations during periods of extraordinary circumstances in particular will be resolved or determined by BISL in consultation, if practicable, with UBS (as owner of the Bloomberg Commodity Index).

UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Bloomberg Commodity Index, including commodities included in the Bloomberg Commodity Index. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the Bloomberg Commodity Index. Certain of UBS’s affiliates may underwrite or issue other securities or financial instruments indexed to the Bloomberg Commodity Index and related indices, and UBS (as owner of the Bloomberg Commodity Index) and BISL

Bloomberg Commodity Index Total ReturnSM

and their affiliates may license the Bloomberg Commodity Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the Bloomberg Commodity Index. For instance, a market maker in a financial instrument linked to the performance of the Bloomberg Commodity Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Bloomberg Commodity Index components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the Bloomberg Commodity Index, which in turn may affect the value of the Bloomberg Commodity Index. With respect to any of the activities described above, none of UBS (as owner of the Bloomberg Commodity Index), BISL or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

Benchmark Governance

BISL uses two primary committees to provide overall guidance and effective oversight of its benchmark administration activities:

➢

The Product, Risk and Operations Committee (“PROC”) provides direct governance and is responsible for the first line of controls over the creation, design, production and dissemination of benchmark indices, strategy indices and fixings administered by BISL, including the Bloomberg Commodity Index. The PROC is composed of Bloomberg personnel with significant experience or relevant expertise in relation to financial benchmarks. Meetings are attended by Bloomberg Legal & Compliance personnel. PROC nominations and removals are subject to review by the BOC.

➢

The oversight function is provided by Bloomberg’s Benchmark Oversight Committee (“BOC”). The BOC is independent of the PROC and is responsible for reviewing and challenging the activities carried out by the PROC. In carrying out its oversight duties, the BOC receives reports of management information both from the PROC as well as Bloomberg Legal & Compliance members engaged in second level controls.

On a quarterly basis, the PROC reports to the BOC on governance matters, including but not limited to client complaints, the launch of any new benchmarks, operational incidents (including errors & restatements), major announcements and material changes concerning the benchmarks, the results of any reviews of the benchmarks (internal or external) and material stakeholder engagement.

The Bloomberg Commodity Index confers on BISL (as Index administrator) discretion in making certain determinations, calculations and corrections from time to time. In making those determinations, calculations and corrections, BISL has no obligation to take the needs of UBS (as owner of the Bloomberg Commodity Index) or the holders of Securities into consideration.

As described in more detail below, the Bloomberg Commodity Index is rebalanced each year on a price-percentage basis. The annual weightings for the Bloomberg Commodity Index are determined each year by index managers operating within the PROC governance body under the oversight of the BOC oversight function. Any material deviations or changes from established procedures are subject to review by such bodies. BISL may also solicit stakeholder feedback, including by means of the Index Advisory Council (an advisory body composed of external industry participants selected by BISL). Once approved, the new weightings are publicly announced and take effect in the January following the announcement.

BISL (as Index administrator) has a significant degree of discretion in making determinations relating to the Index. BISL may exercise this discretion as it determines to be most appropriate.

Bloomberg Commodity Index Total ReturnSM

Four Main Principles Guiding the Creation of the Bloomberg Commodity Index Total ReturnSM

The Bloomberg Commodity Index was created using the following four main principles:

➢

Economic significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Bloomberg Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

The Bloomberg Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Bloomberg Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Accordingly production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. Bloomberg Commodity Index thus relies on data that is both endogenous to the futures markets (liquidity) and exogenous to the futures markets (production) in determining relative weightings.

➢

Diversification. A second major goal of the Bloomberg Commodity Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Bloomberg Commodity Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

➢

Continuity. The third goal of the Bloomberg Commodity Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The Bloomberg Commodity Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Bloomberg Commodity Index.

➢

Liquidity. Another goal of the Bloomberg Commodity Index is to be highly liquid. The explicit inclusion of liquidity as a weighting factor helps to ensure that the indices can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the Bloomberg Commodity Index and BISL, and there can be no assurance that these goals will be reached.

Composition of the Bloomberg Commodity Index

Commodities Available for Inclusion in the Bloomberg Commodity Index

The commodities that have been selected for possible inclusion in the Bloomberg Commodity Index are believed by Bloomberg to be sufficiently significant to the world economy to merit consideration for inclusion in the Indices, and each such commodity is the subject of a qualifying related futures contract (a “Designated Contract”).

Bloomberg Commodity Index Total ReturnSM

Historically, through and including the composition of the Bloomberg Commodity Index for 2020, BISL has chosen for each commodity one Designated Contract that is traded in North America and denominated in U.S. dollars (with the exception of several LME contracts, which are traded in London, with the exception of crude oil, for which two Designated Contracts have been selected starting in 2012, and wheat, for which two Designated Contracts that are traded in North America have been selected starting in 2013). This selection process is subject to review by the Index Oversight Committee (an oversight committee created to provide oversight and accountability over all aspects of the Bloomberg Commodity Index determination process) and, if practicable, input from the Index Advisory Council. It is possible that BISL will in the future select more than one Designated Contract for additional commodities or may select Designated Contracts that are traded outside of the United States or in currencies other than U.S. Dollars. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The 25 potential commodities that may be included in the Bloomberg Commodity Index in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, lead, lean hogs, live cattle, low sulfur gas oil, natural gas, nickel, platinum, RBOB gasoline, silver, soybeans, soybean meal, soybean oil, sugar, tin, ULS diesel, wheat and zinc.

Designated Contracts

The Designated Contracts for the commodities included in the Bloomberg Commodity Index as of January, 2020 are as follows:

Industry Breakdown by Commodity

Bloomberg Commodity Index Total ReturnSM

Target Weights as of January 2020

Commodity	Percentage
WTI Crude Oil	7.99%
Natural Gas	7.96%
Brent Crude Oil	7.01%
Low Sulfur Gas Oil	2.60%
Unleaded Gasoline (RBOB)	2.26%
ULS Diesel	2.11%
Corn	5.83%
Soybeans	5.64%
Soybean Meal	3.30%
Wheat	3.04%
Soybean Oil	2.90%
HRW Wheat	1.49%
Copper	6.96%
Aluminum	4.33%
Zinc	3.43%
Nickel	2.75%
Gold	13.62%
Silver	3.78%
Sugar	3.01%
Coffee	2.72%
Cotton	1.49%
Live Cattle	4.02%
Lean Hogs	1.77%

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the Bloomberg Commodity Index.

Bloomberg Commodity Index Total ReturnSM

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Bloomberg Commodity Index are assigned to Commodity Groups. The Commodity Groups currently include Energy, Precious Metals, Industrial Metals, Livestock, Grains and Softs.

The commodity groups, and the commodities included in each commodity group as of January, 2020 are as follows:

Bloomberg Commodity Index Breakdown by Commodity Group

Commodity Group:	Commodities:
Energy	Brent Crude Oil WTI Crude Oil Natural Gas RBOB Gasoline Low Sulfur Gas Oil ULS Diesel

Precious Metals	Gold Platinum Silver

Industrial Metals	Aluminum Copper Lead Tin Zinc

Livestock	Lean Hogs Live Cattle

Grains	Corn Soybeans Soybean Oil Soybean Meal Wheat HRW Wheat

Softs	Cocoa Coffee Cotton Sugar

Bloomberg Commodity Index Total ReturnSM

Determination of Relative Weightings

The relative weightings of the component commodities included in the Bloomberg Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each commodity designated for potential inclusion in the Bloomberg Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic U.S. dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. For primary commodities that appear in the Index along with their derivatives (e.g., WTI crude oil and Brent crude oil, together with unleaded gasoline), the CPPs within that group of commodities are reassigned among the primary commodity and its derivative commodities to eliminate the double-counting of production figures for the primary commodity that would otherwise occur if no adjustment were made. The same process is applied when more than one Designated Contract has been selected for a particular commodity. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the Index Commodities and their respective percentage weights.

Diversification Rules

The Bloomberg Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Bloomberg Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Bloomberg Commodity Index as of January of the applicable year:

➢	No single commodity (e.g. natural gas, silver) may constitute more than 15% of the Bloomberg Commodity Index.

➢

No single commodity, together with its derivatives (e.g., WTI crude oil and Brent crude oil, together with ULS diesel and unleaded gasoline), may constitute more than 25% of the Bloomberg Commodity Index.

➢	No related group of commodities designated as a Commodity Group (e.g. energy, precious metals, livestock or grains) may constitute more than 33% of the Bloomberg Commodity Index.

➢	No single commodity that is in the Bloomberg Commodity Index may constitute less than 2% of the Bloomberg Commodity Index, as liquidity allows.

Following the annual reweighting and rebalancing of the Bloomberg Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Bloomberg Commodity Index by calculating the new unit weights for each Bloomberg Commodity Index Commodity. Near the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Bloomberg Commodity Index, are used to determine a Commodity Index Multiplier (“CIM”) for each Bloomberg

Bloomberg Commodity Index Total ReturnSM

Commodity Index Commodity. This CIM is used to achieve the percentage weightings of the commodities included in the Bloomberg Commodity Index, in U.S. dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Bloomberg Commodity Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Historical Performance

Any historical upward or downward trend in the value of the Bloomberg Commodity Index during any period shown below is not an indication that the value of the Bloomberg Commodity Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Bloomberg Commodity Index levels do not give an indication of future performance of the Bloomberg Commodity Index. UBS cannot make any assurance that the future performance of the Bloomberg Commodity Index or the Index Commodities will result in holders of the Securities receiving a positive return on their investment. The Index Starting Level was 264.194, the closing level of the Index on October 28, 2009.

The table below shows the performance of the Bloomberg Commodity Index from December 31, 2001 through May 20, 2020.

Historical Results for the period

December 31, 2001 through May 20, 2020

Year	Ending Level	Annual Return
2001	148.843
2002	187.401	25.91%
2003	232.249	23.93%
2004	253.495	9.15%
2005	307.650	21.36%
2006	314.023	2.07%
2007	364.990	16.23%
2008	234.874	-35.65%
2009	279.279	18.91%
2010	326.288	16.83%
2011	282.826	-13.32%
2012	279.836	-1.06%
2013	253.187	-9.52%
2014	210.124	-17.01%
2015	158.314	-24.66%
2016	176.942	11.77%
2017	179.957	1.70%
2018	159.720	-11.25%
2019	172.004	7.69%
2020 (through 05/20/2020)	135.688	-21.11%

Past Performance is Not Indicative of Future Results.

The table below shows the performance of the Bloomberg Commodity Index Total Return from December 31, 2001 through May 20, 2020 in comparison with the S&P GSCI® Total Return Index.

	Index	S&P GSCI® Total Return
Total Return	-8.84%	-45.37%
Annualized Return	-0.50%	-3.23%

Historical results for the period from December 31, 2001 through May 20, 2020.

Historical information presented is as of May 20, 2020 and is furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

The graph below illustrates the performance of the Bloomberg Commodity Index from December 31, 2001 to May 20, 2020 in comparison to the S&P GSCI® Total Return.

Calculations

The Bloomberg Commodity Index is calculated by BISL on behalf of UBS (as owner of the Bloomberg Commodity Index), by applying the impact of the changes to the futures prices of commodities included in the Bloomberg Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Indices is a mathematical process that reflects the performance of each Bloomberg Commodity Index component and the returns that correspond to the weekly announced interest rate for specified 3-month Treasury Bills. BISL disseminates the Bloomberg Commodity Index level approximately every fifteen seconds (assuming the Bloomberg Commodity Index level has changed within such fifteen-second interval) from 10:00 p.m. to 3:20 p.m. (New York time), and publishes a daily Bloomberg Commodity Index level at approximately 5:00 p.m. (New York time) on each Bloomberg Business Day on Reuters page “.BCOMTR”. Bloomberg Commodity Index levels can also be obtained from http://www.bloomberg.com/professional/product/indices.

Past Performance is Not Indicative of Future Results.

The Bloomberg Commodity Index is a Rolling Index

The Bloomberg Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Bloomberg Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Bloomberg Commodity Index is a “rolling index.”

The Bloomberg Commodity Index is a Total Return Index

The Bloomberg Commodity Index is a “total return” index. The overall return on the Index is generated by two components: (i) unleveraged returns on futures contracts on the physical commodities comprising the Bloomberg Commodity Index and (ii) the returns that correspond to the weekly announced interest rate for specified 3-month U.S. Treasury Bills. These returns are calculated by using the most recent weekly auction high rate for 13-week U.S. Treasury Bills, as reported on the website http://www.treasurydirect.gov/ under the tab entitled “Auction Announcements and Results” published by the Bureau of the Fiscal Service of the Department of the Treasury, or any successor source, which is generally published once per week on Monday.

Bloomberg Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Bloomberg Commodity Index will be adjusted in the event that BISL determines that any of the following index calculation disruption events exists:

(a)	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the index on that day,

(b)	the settlement price of any futures contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement price,

(c)	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the index, or

(d)	with respect to any futures contract used in the calculation of the Bloomberg Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

License Agreement

“Bloomberg®”, “Bloomberg Commodity IndexSM” and “UBS” are service marks of Bloomberg Finance L.P and its affiliates, including BISL (collectively, “Bloomberg”) and UBS, as the case may be, and “Bloomberg®” and “Bloomberg Commodity IndexSM” have been licensed for use for certain purposes by UBS. Bloomberg is not affiliated with UBS, and Bloomberg does not approve, endorse, review, or recommend the Securities. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Bloomberg Commodity IndexSM.

BISL and UBS (as owner of the Bloomberg Commodity Index) have entered into a license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use certain service marks owned by BISL in connection with certain products, including the Securities.

Past Performance is Not Indicative of Future Results.

The license agreement between BISL and UBS provides that the following language must be set forth in this prospectus supplement: “Bloomberg®” and “Bloomberg Commodity IndexSM” are service marks of Bloomberg Finance L.P. and its affiliates, including BISL (collectively, “Bloomberg”) and UBS, as the case may be, and “Bloomberg®” and “Bloomberg Commodity IndexSM” have been licensed for use for certain purposes by UBS.

The Securities are not sponsored, endorsed, sold or promoted by Bloomberg. None of Bloomberg, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. The only relationship of Bloomberg to UBS is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM, which is determined, composed and calculated by Bloomberg on behalf of UBS without regard to the Securities. Bloomberg and UBS have no obligation to take the needs of the owners of the Securities into consideration in determining, composing or calculating the Bloomberg Commodity IndexSM. Bloomberg is not responsible for, nor has it participated in the determination of, the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Bloomberg shall not have any obligation or liability, including, without limitation, to Securities customers, in connection with the administration, marketing or trading of the Securities. UBS AG, UBS Securities LLC and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM and Bloomberg Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and the Securities.

The Prospectus Supplement relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM components. Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates. The information in the Prospectus Supplement regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the Securities. Bloomberg does not make any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

UBS and its affiliates actively trade commodities, commodity futures and commodity indexes (including the Bloomberg Commodity IndexSM; the Bloomberg Commodity Index Total ReturnSM; and related indexes), as well as swaps, options and other derivatives which are linked to the performance of commodities, commodity futures and commodity indexes. This trading activity may affect the value of commodities; commodity indexes (including the Bloomberg Commodity IndexSM; the Bloomberg Commodity Index Total ReturnSM; and related indexes); sub-indexes of such indexes; components thereof; commodity index swaps linked to such indexes, sub-indexes and components; and products or transactions entered into, issued and/or sponsored by UBS or BISL. UBS and its subsidiaries and affiliates may undertake such trading activity (including but not limited to proprietary trading and trading that they deem appropriate in their sole discretion to hedge their market risk in any transaction) without regard to any effect it may have on products or transactions entered into, issued and/or sponsored by UBS or BISL.

Past Performance is Not Indicative of Future Results.

Disclaimer

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES— WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE BLOOMBERG COMMODITY INDEX TOTAL RETURNSM OR THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG AND UBS SECURITIES LLC, OTHER THAN UBS AG.

Valuation of the Securities

At Maturity, call or upon Early Redemption. You will receive a cash payment at maturity, call or upon early redemption that is based on the return of the Index. The Securities are fully exposed to the downside performance risk of the Index from the Initial Trade Date to the Final Valuation Date or applicable Valuation Date, as the case may be, and a negative return on the Index will reduce your cash payment at maturity, call or upon early redemption. In order to receive a positive return on your Securities, the level of the Index must increase by an amount sufficient to offset the effect of the Fee Amount. You may lose some or all of your principal if the Index declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

At maturity, call or upon early redemption, you will receive a cash payment per $25.00 Stated Principal Amount of your Securities equal to the Redemption Amount, which is calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and will equal:

($25.00 × Index Performance Ratio) — Fee Amount

For purposes of calculating the Redemption Amount at maturity, call or upon early redemption, the Index Performance Ratio will be determined as of the Final Valuation Date or applicable Valuation Date, as the case may be.

The “Fee Amount” per Security is equal to 0.50% per annum, which accrues on a daily basis, with the Fee Amount equal to $1.0823 on the Initial Trade Date and then increasing, on each subsequent calendar day, by an amount equal to: (0.50%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

The “Index Performance Ratio” will be calculated as follows:

Index Ending Level

Index Starting Level

where the “Index Starting Level” is 264.194, the closing level of the Index on October 28, 2009, and the “Index Ending Level” will equal the closing level of the Index on the applicable Valuation Date.

For further information concerning the calculation of the payment at maturity, call or upon early redemption, see “Specific Terms of the Securities — Payment at Maturity, Call or Upon Early Redemption” beginning on page S-45.

Prior to Maturity, call or Early Redemption. The market value of the Securities will be affected by several factors many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, interest and yield rates in the market, supply and demand for the Securities, the volatility of the Index, the volatility of the prices of the Index Commodities, economic, financial, political, regulatory, judicial or other events that affect the level of the Index, the market prices of the Index Commodities each month or markets generally, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-12 for a discussion of the factors that may influence the market value of the Securities prior to maturity, call or early redemption.

Indicative Value. An intraday “indicative value” meant to approximate the expected trading value of the Securities in a liquid market will be calculated by the NYSE or a successor approximately every fifteen

Valuation of the Securities

seconds (assuming the Index level has changed with such fifteen-second interval) and published by Bloomberg L.P. or a successor under the symbol DCJBIV. The actual trading price of the Securities may vary significantly from their indicative value. Additionally, UBS or an affiliate calculates and publishes the closing indicative value of your Securities on each Trading Day at http://etracs.ubs.com. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time that is determined based on the following equation:

Indicative Value = Stated Principal Amount per Security × (Current Index Ending Level/Index Starting Level) — Current Fee Amount

where:

Stated Principal Amount per Security = $25.00;

Current Index Ending Level = The most recent published level of the Index as reported by Bloomberg L.P.;

Index Starting Level = 264.194, the closing level of Index on October 28, 2009; and

Current Fee Amount = The most recent daily calculation of the Fee Amount with respect to your Securities, determined as described above (which, during any Trading Day, will be the Fee Amount determined on the preceding calendar day).

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by BISL, on behalf of UBS (as owner of the Index), will not necessarily reflect the depth and liquidity of the futures contracts comprising the Index. For this reason and others, the actual trading price of the Securities may vary significantly from their indicative value.

The indicative value will be derived from sources deemed reliable, but UBS, BISL and their suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the Securities. Neither UBS nor BISL makes any warranty, express or implied, as to results to be obtained by UBS, UBS’s customers, holders of the Securities, or any other person or entity from the use of the indicative value or any data included therein. Neither UBS nor BISL makes any express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

None of UBS, BISL, their employees, subcontractors, agents, suppliers or vendors shall have any liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of UBS, BISL, their employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Neither UBS nor BISL is responsible for or has any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Neither UBS nor BISL is responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of Index or information used by UBS and the resultant output thereof.

BISL is not affiliated with UBS and does not approve, endorse, review or recommend UBS or the Securities.

Valuation of the Securities

As discussed in “Specific Terms of the Securities — Payment at Maturity, Call or Upon Early Redemption” on page S-45, you may, subject to certain restrictions, choose to exercise your right of early redemption prior to the Maturity Date on any Trading Day provided that the Trading Day is also a Business Day. You must redeem at least 50,000 Securities at one time in order to exercise your redemption right. If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Redemption Amount. The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

The Stated Principal Amount per Security is $25.00.

Payment at Maturity, Call or Upon Early Redemption

At maturity, call or upon early redemption, you will receive a cash payment per $25.00 principal amount of your Securities equal to the Redemption Amount, which is calculated on the Final Valuation Date or the applicable Valuation Date, as the case may be, and based on the percentage change in the level of the Index from the Initial Trade Date relative to such Valuation Date.

The “Redemption Amount” will equal:

($25.00 × Index Performance Ratio) — Fee Amount

For purposes of calculating the Redemption Amount at maturity or upon early redemption, the Index Performance Ratio will be determined as of the corresponding Final Valuation Date or Valuation Date, as the case may be.

The “Fee Amount” is equal to 0.50% per annum, which accrues on a daily basis, with the Fee Amount equal to $1.0823 on the Initial Trade Date, and then increasing, on each subsequent calendar day, by an amount equal to: (0.50%/365) × $25.00 × Index Performance Ratio on that day. If such day is not a Trading Day, the Index Performance Ratio will be calculated as of the immediately preceding Trading Day.

Specific Terms of the Securities

The “Index Performance Ratio” will be calculated as follows:

Index Ending Level

Index Starting Level

The “Index Starting Level” is 264.194, the closing level of the Index on October 28, 2009.

The “Index Ending Level” will equal the closing level of the Index on the applicable Valuation Date.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity, call or upon an early redemption.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines from the Initial Trade Date relative to the Final Valuation Date or the applicable Valuation Date, as the case may be, or if the Index does not increase as of such date by an amount sufficient to offset the cumulative effect of the Fee Amount.

To receive at least your initial investment at maturity or upon early redemption, the Index must increase by a certain amount to offset the reduction to the Redemption Amount caused by the Fee Amount.

Maturity Date

The Maturity Date is October 31, 2039, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Trading Day before October 31, 2039 does not qualify as the Final Valuation Date as determined in accordance with “— Final Valuation Date” below, then the Maturity Date will be the third Trading Day following the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is also a Business Day. The calculation agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Final Valuation Date

We currently expect the Final Valuation Date to be the Trading Day that falls on October 26, 2039, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the Final Valuation Date will be the first following Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than five Trading Days.

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Trading Day, provided that the Trading Day is also a Business Day, through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. If you elect to have UBS redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Valuation Date and paid on the applicable Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. UBS reserves the right from time to time to waive this minimum redemption amount in its sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

Specific Terms of the Securities

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on any Trading Day. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Trading Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

Redemption Dates

The applicable Redemption Date will be the third Trading Day following a Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The final Redemption Date will be the third Trading Day following the Valuation Date that immediately precedes the Final Valuation Date or, if such day is not a Business Day, the next following Trading Day that is a Business Day. The calculation agent may postpone the applicable Valuation Date — and therefore the applicable Redemption Date — if a market disruption event occurs or is continuing on a day that would otherwise be the applicable Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

For any early redemption, the applicable “Valuation Date” means the first Trading Day immediately following the Trading Day on which you deliver a redemption notice to UBS in compliance with the redemption procedures. In the event UBS exercises its call right, the Valuation Date means the third Trading Day prior to the Call Settlement Date (as defined below). If the calculation agent determines that a market disruption event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than five Trading Days. The Final Valuation Date is October 26, 2039.

Specific Terms of the Securities

UBS’s Call Right

We have the right to redeem all, but not less than all, of the Securities upon not less than ten calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Trading Day (or if such day is not a Business Day, the next Trading Day that is also a Business Day) that we may specify through and including the Maturity Date (the “Call Settlement Date”). Upon early redemption in the event we exercise our call right, you will receive a cash payment equal to the Redemption Amount, which will be calculated on the applicable Valuation Date and paid on the Call Settlement Date. The calculation agent may postpone the applicable Valuation Date — and therefore the Call Settlement Date — if a market disruption event occurs and is continuing on a day that would otherwise be the applicable Valuation Date.

In the event we exercise our call right, references to payment upon early redemption also refer to payment upon our exercise of our call right. See “— Payment at Maturity, Call or Upon Early Redemption” above. We discuss these matters in the attached prospectus under “Description of the Debt Securities We May Offer — Redemption and Repayment.”

Market Disruption Event

The calculation agent will determine the Index Ending Level on the applicable Valuation Date or the Final Valuation Date, as the case may be. If the level of the Index has declined, you will lose some or all of your investment. If the level of the Index has increased, it must have increased by an amount sufficient to offset the Fee Amount in order to receive a positive return on your Securities. As described above, the applicable Valuation Date or the Final Valuation Date, as the case may be, may be postponed and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the applicable Valuation Date or the Final Valuation Date, as the case may be, a market disruption event has occurred or is continuing. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the determination of the Index Ending Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Ending Level on such date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than five Trading Days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

➢	the absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index;

➢	the settlement price of any such contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price;

➢	the Index is not published;

➢	the settlement price is not published for any individual exchange-traded futures contract included in the Index;

Specific Terms of the Securities

➢

the occurrence of any event on any day or any number of consecutive days as determined by the calculation agent in its sole and reasonable discretion that affects our currency hedging (if any) with respect to U.S. dollars or the currency of any futures contract included in the Index; or

➢

in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” on page S-54.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

➢	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodity.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to a basket or any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

If a market disruption event affecting any Index Commodity occurs during the fifth through the ninth Business Days of each month (the “Hedge Roll Period”) in any month other than January, then the daily roll of the relevant Designated Contract for such Index Commodity will be postponed until the next available Business Day on which a market disruption event does not occur, and the calculation of the Index will be adjusted to reflect this. The Hedge Roll Period will be extended only if a market disruption event affects an Index Commodity on the scheduled final Business Day comprising the Hedge Roll Period.

If a market disruption event affecting any Index Commodity occurs during the January Hedge Roll Period, then the rolling or rebalancing of the relevant Designated Contract will occur in all cases over five Business Days on which no market disruption event exists at a rate of 20% per day. The January Hedge Roll Period, and the resulting rebalancing that is scheduled to occur, will be extended in all cases until the affected Designated Contract finishes rolling over five Business Days not affected by a market disruption event.

If a market disruption event occurs on a CIM Determination Date in respect of any lead future for an Index Commodity used in the calculation of the CIMs, then the settlement prices used to calculate the CIMs for such year will be from the first prior Business Day on which a market disruption event had not occurred in any such futures.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

Specific Terms of the Securities

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Specific Terms of the Securities

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the applicable Valuation Date or the Final Valuation Date, as the case may be, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If BISL (the Index administrator) discontinues publication of the Index and it or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the Index Performance Ratio, Index Ending Level and the amount payable at maturity, call or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of commodities and options or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the exchange-traded futures contracts included in the Index or the method of calculating the Index has been changed at any time in any respect — and whether the change is made by the Index administrator under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason — that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the performance of the Index, the Index Ending Level or the amount payable at maturity, call or upon early redemption, then the calculation agent may make adjustments in the method of calculating the Index that it believes are appropriate to ensure that the Index Performance Ratio used to determine the amount payable on maturity, call or upon early redemption is equitable. All determinations and adjustments to be made by the calculation agent with respect to the performance of the Index, Index Ending Level, the amount payable at maturity, call or upon early redemption or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Specific Terms of the Securities

Trading Day

“Trading Day” means a day on which (i) the value of the Index is published by Bloomberg L.P. or Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts comprising the Index are traded, in each case as determined by the calculation agent in its sole discretion.

Business Day

When we refer to a “Business Day” with respect to the Securities, we mean a day that is a “business day” of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Maturity Date,” “— Redemption Date” and “— Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent for the Securities. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, call or upon early redemption, market disruption events, Trading Days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We may issue additional Securities in amounts that exceed the stated principal amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate stated Principal Amount of the outstanding Securities of the class, plus the aggregate stated Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to (i) any over-allotment option we may grant to an agent and (ii) any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Specific Terms of the Securities

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on Index Commodities or the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Commodities,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or commodities, or

➢	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of Index Commodities, listed or over-the-counter options or futures on Index Commodities or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index or other components of the commodities markets.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-12 for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements, and to the extent inconsistent replaces, the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person subject to alternative minimum tax,

➢	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is classified as a partnership holds the Securities, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL

Material U.S. Federal Income Tax Consequences

INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN.

ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid forward contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them (including any creation fee that you pay in connection with your purchase of the Securities). Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Treatments. It is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption, or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption, or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” and “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

The IRS could also assert that you should be required to include the interest income that corresponds to the weekly announced interest rate for specified 3-month U.S. Treasury Bills in ordinary income either over the term of the Securities as it accrues or upon the exchange, redemption or maturity of the Securities. In addition, the IRS could assert that you should accrue an amount of interest income over the term of the Securities in excess of the amount that corresponds to the weekly announced interest rate for specified 3-month U.S. Treasury Bills.

Material U.S. Federal Income Tax Consequences

It is also possible that the IRS could assert that you should be treated as if you owned the underlying components of the Index. Under such characterization, it is possible that Section 1256 of the Code could apply to your Securities (or a portion of your Securities). If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of your taxable year (i.e., recognize income as if the Securities or relevant portion of the Securities had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls or the Index is rebalanced. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

It is also possible that the IRS could assert that your Securities should be treated as giving rise to “collectibles” gain or loss to the extent such gain or loss is attributable to the portion of the Index that represents an investment in futures contracts with one or more precious or industrial metals as underlying assets and you hold your Securities for more than one year. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

In addition, the IRS could potentially assert that you should be required to treat amounts attributable to the Fee Amount as amounts of expense. The deduction of any such deemed expenses would generally be subject to the limitations on miscellaneous itemized deductions that apply to certain investors. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize upon the sale, redemption or maturity of the Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) some or all of the gain or loss that you recognize upon the exchange, redemption or maturity of your Securities should be treated as ordinary gain or loss or (ii) your Securities should be treated as a notional principal contract for tax purposes. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Furthermore, in 2007, the IRS released a Notice that may affect the taxation of the Securities. According to the Notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis and whether gain or loss from such instruments should be treated as ordinary or capital. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities, such guidance could require you to accrue income over the term of the Securities in excess of the Coupon Amounts that are paid on the Securities and could require you to treat any gain that you recognize in respect of the Securities as ordinary income.

Additionally, members of Congress have periodically made proposals to reform or otherwise modify the U.S. federal income tax treatment of financial instruments such as the Securities. For example, legislation was proposed in 2017 that, if enacted, would generally require U.S. holders of instruments such as the Securities to annually recognize gain or loss with respect to such instruments on a “mark-to-market” basis and to treat any such gain or loss as ordinary income or loss. It is not possible to predict whether any such legislation will be enacted in the future, or whether any such legislation would affect the tax treatment of your Securities.

Material U.S. Federal Income Tax Consequences

Medicare Tax. If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you are subject to a 3.8% tax on the lesser of (1) your “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income generally includes your net gains from the disposition of Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the Securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Backup Withholding and Information Reporting. Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders. If you are not a United States holder, you should not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments made on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering

Benefit Plan Investor Considerations

purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $25,000,000 aggregate Stated Principal Amount of Securities (1,000,000 Securities) to UBS Securities LLC at $14.8371 (being the closing indicative value of the Series A DJCI ETRACS on October 24, 2019). After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We expect to receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. The Securities may be sold at a price that is higher or lower than the stated Principal Amount. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may also receive a portion of the Fee Amount in connection with future distributions. For any Securities it sells, UBS Securities LLC may charge purchasers a creation fee, which may vary over time at UBS’s discretion.

Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell the full aggregate stated principal amount of the Securities set forth on the cover of this prospectus supplement. We may suspend or cease sales of the Securities at any time, at our discretion, or resume sales of the Securities, or we may condition our acceptance of a market maker’s, other market participant’s or investor’s offer to purchase Securities on its agreeing to purchase certain exchange traded notes issued by UBS or enter into certain transactions consistent with our hedging strategy, including but not limited to swaps, OTC derivatives, listed options, or securities, any of which could materially and adversely affect the trading price and liquidity of the Securities in the secondary market. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-54, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short

Supplemental Plan of Distribution

sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Fee Amount to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will received the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: ol-ubs-etracs@ubs.com

Subject: E-TRACS Notice of Early Redemption, CUSIP No. 90269A450

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Valuation Date: [            ], 20[    ]

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors – You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date and through the Index Business Day subsequent to the Redemption Valuation Date.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

E-mail: ol-ubs-etracs@ubs.com

To Whom It May Concern:

The holder of UBS AG ETRACS Bloomberg Commodity Index Total ReturnSM ETN Series B, due October 31, 2039, CUSIP No.90269A450, redeemable for a cash amount based on Bloomberg Commodity Index Total ReturnSM (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify], with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 12:00 noon (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

E-mail:

(At least 50,000 Securities must be redeemed at one time to exercise the right to early redemption on any Redemption Date, subject to UBS’s right to waive such minimum redemption requirement in its absolute discretion.)

B-1

We have not authorized anyone to provide you with information other than the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

  $186,348,975 ETRACS

  Bloomberg Commodity Index

  Total ReturnSM ETN

  Series B due

  October 31, 2039

    Amendment No. 2 dated May 22, 2020+, to

    Prospectus Supplement dated October 24, 2019

    (To Prospectus dated October 31, 2018)

   UBS Investment Bank